Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Arthur J. Gallagher & Co. 2009 Long-Term Incentive Plan of our reports, dated February 6, 2009, with respect to the consolidated financial statements and schedule of Arthur J. Gallagher & Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Arthur J. Gallagher & Co. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

May 12, 2009